Exhibit 10.1

    This Business Lease (the Lease) is made this 16th day of November, 2000 by and between Wyoming Financial Properties, Inc., a Wyoming Corporation (the Lessor) and Sento Corporation, a Utah Corporation (the Lessee) as follows:

Article 1: The Premises
1.1
The Lessor hereby lets to Lessee and the Lessee hereby hires from Lessor the following described real property (the Premises) to wit: Lot 9 and Lot 10, College Park Business Center, City of Green River, Sweetwater County, Wyoming, including all improvements to be constructed thereon as hereinafter set forth.
Article 2: the Term
2.1
The initial term of this Lease shall be for seven (7) years commencing upon the issuance of a Certificate of Occupancy for an approximately 14,000 square foot commercial building to be constructed on Lot 10 of the Premises (the Building) in accordance with the plans and specifications marked Exhibit 1, attached hereto and incorporated herein and ending on the same day of the eighty fourth month after issuance of said Certificate of Occupancy.
2.2
The Lessee shall have the option to renew this Lease for an additional seven year term commencing on the ending date of the initial term as determined in paragraph 2.1. The additional term shall be upon the same terms and conditions as the initial term with the exception of the rental amount. The rental amount for the additional term shall be the fair rental value of the Premises to be established by the Lessor and Lessee by good faith negotiation. The option shall be exercised by the Lessee giving Lessor written notice of intent to renew one year prior to the ending date of the initial term and the Lessor and Lessee establishing a fair rental value by good faith negotiation within 90 days after said written notice of intent to renew.

Article 3: Additional Construction
3.1
The Lessee shall have the option to have the Lessor construct an additional 10,000 square foot addition to the 14,000 square foot building described in Article 2 paragraph 2.1 (the Addition) for lease by the Lessee by giving Lessor written notice of need for additional space.
3.2
Upon the Lessee giving notice of need for additional space as provided above the Lessor will prepare and submit to the Lessee plans and specifications for the Addition, a proposed schedule for construction and a proposed lease for the Addition upon the same terms and conditions as this lease except that the term of the proposed lease and the rental amount shall be determined by the parties by good faith negotiation.
3.3
In the event Lessor and Lessee are unable to agree upon the plans and specification the construction schedule or lease for the Addition or in the event Lessor can not obtain construction or permanent financing for the Addition, the Lessor shall not be required to construct the Addition and this lease shall continue if full force and effect with respect to the existing building without any adjustment, offset or other modification due to non construction of the Addition.

Article 4: Rental
4.1
The rental for the first month of the initial term shall be zero and the rental for each of the 83 consecutive calendar months following the first month of the initial term shall be eleven thousand six hundred sixty six and 67/100 dollars ($11,666.67) per month.
4.2
The rent shall be due and paid on or before the first day of each month during the lease term. In the event the lease commencement date is a date other than the first day of the calendar month the rent for the first month for which rent shall be paid shall be a payment equal to the number of days remaining in said month times the monthly rent ($11,666.67) divided by the number of days in said month and the rent for the last month of the term shall be similarly prorated.
4.3
Rental for any extended term shall be determined as set forth in Article 2, paragraph 2.2 above, and the Rental for the Addition if any shall be determined as set forth in Article 3, paragraph 3.2 above.

Article: 5 Use and Occupancy
5.1
The premises shall be used and occupied by the Lessee as an office and computer call and training center and Lessee will not use nor permit the use of the premises for any other purpose without Lessor's consent which consent shall not be unreasonably withheld. Lessee covenants and agrees to comply with all statutes, rules, orders, regulations and requirements of federal, state, county and city government, all subdivision covenants or rules pertaining to the use by Lessee of the premises; provided, however, the Lessee shall not be under any obligation to make any improvements or alterations in the premises or to rebuild or reconstruct all or part of the demised premises in order so to comply.
5.2
The Lessee shall not damage the Premises and shall keep the interior of the Building or Addition in good condition and repair, ordinary wear and tear excepted. In addition the Lessee shall not permit any toxic or hazardous materials to be brought upon, stored, used or disposed of upon the premises except in strict compliance with all environmental law rules and regulations governing such materials.
Article 6: Taxes
6.1
The Lessor shall pay the general real estate taxes and will pay all Special Assessments or special improvements including, but not limited to, water, sewer and street improvements. The Lessee will pay all taxes and assessments on personal property, inventory, machinery, equipment, and leasehold improvements made by the Lessee located upon the Premises or resulting from the operation of the Lessee's business. The respective taxes shall be paid when due provided however, that the Parties may pay under protest or contest any taxes as permitted by law.

Article 7: Improvement by Lessee
7.1
No alterations, additions, or improvements to the Premises shall be made by the Lessee without the written consent of the Lessor, which consent shall not be unreasonably withheld. In the event permanent partitions are installed after such consent, they shall become the property of the Lessor upon the termination of this lease. Any other alteration, addition, or improvement made by the Lessee shall remain the property of the Lessee and may be removed by the Lessee at any time during the term of the lease or upon the termination of the lease or any extension thereof; provided the Lessee shall repair all damages to the Premises caused by the installation and removal and the installation and removal shall not affect the building structure.
7.2
Lessee shall keep the Premises and the Building free from any mechanics' liens arising out of any work performed, materials furnished or obligation incurred by or on behalf of Lessee. Lessee shall indemnify and hold harmless the Lessor from and against any such lien or claim or action and reimburse the Lessor promptly upon demand by the Lessor for costs of suit and reasonable attorney's fees incurred by the Lessor in connection with any such claim or actions.

Article 8: Insurance and Indemnity
8.1
Lessor, at the Lessor's expense, shall maintain insurance against loss to the building by fire, extended coverage, vandalism and malicious mischief in an amount not less than eighty percent (80%) of the replacement cost of the Building. Lessee shall keep the Lessee's trade fixtures, equipment, and inventories insured against loss by fire and other casualties covered under extended coverage in an amount the Lessee deems appropriate.
8.2
Lessee shall keep in force such liability insurance policies to protect the Lessee and Lessor against claims against any and all persons for personal injury, death or property damage occurring in or about the premises in the amounts as follows: Limit of $1,000,000 single limit coverage for personal injury or death and a limit of $100,000 single limit coverage for property damage. Insurance coverage shall be maintained with insurance companies authorized to do business in Wyoming, acceptable to the Lessor and shall provide Lessor with not less than 30 days prior written notice before cancellation. The Lessee shall furnish certificates evidencing such insurance to the Lessor within sixty (60) days after the execution of the Lease. In the case Lessee shall fail at any time to insure said risk, as it is herein provided, and to keep the same insured, the Lessor may at its election secure such insurance and the amount paid by the Lessor shall be additional rental due from the Lessee at the next monthly rental date after such payment.
8.3
Lessee shall indemnify and hold harmless the Lessor, its agents, and employees, from and against any all claims arising from injury to persons, loss of life or damage to property occurring in or about the Premises and from and against any and all costs, expenses and liabilities including, without limitation, reasonable attorney's fees incurred by the Lessor in connection with any such claim or any proceeding based thereon, to the extent such injury, loss of life or damage arises out of the negligence or willful act or failure to act of Lessee, or any of its officers, employees, agents, contractors, or licensees.

8.4
Lessor shall indemnify and hold harmless the Lessee, from and against any and all claims arising from injury to persons, loss of life or damage to property occurring in or about the Premises and any and all costs, expenses and liabilities inducing without limitation, reasonable attorney's fees incurred by the Lessee in or in connection with any such claim or any proceeding based thereon, to the extent such injury, loss of life or damage arises out of the negligence or willful act or failure to act of Lessor, or any of its officers, employees, agents, contractors, or licensees.
Article 9: Waiver of Subrogation
9.1
The Lessor and Lessee release each other and their respective representatives, from any claims for damage to the Premises and the Building (including loss of income) and to the fixtures, personal property, improvements and alterations of either the Lessor or Lessee in or on the Premises and the Building that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. The Lessor and Lessee shall cause their respective insurance policies to provide that the insurance company waives all rights of recovery by way of subrogation against either party or their representatives in connection with any damage covered by such policy. Neither party nor its representatives shall be liable to the other for any damage caused by fire or any other risks commonly included in any property insurance policy which is required under this Lease.

Article 10: Maintenance and Repair
10.1
The Lessor, shall at the Lessor's expense, maintain the Premises in good order and repair including the roof, walls, foundation and structural integrity of the Building and Addition, if any, and shall maintain the electrical system, plumbing system, heating, ventilating and air conditioning system. In addition, the Lessor shall, keep in good order and repair, ordinary wear and tear excepted, the interior and exterior including wall covering, floor covering, ceiling, doors and windows. The Lessor shall at the Lessor's expense provide janitorial service, snow removal, and trash removal to the premises.
10.2
The Lessee shall at the Lessee's expense keep in good order and repair the Lessee's equipment, machinery, furnishings, and trade fixture including but not limited to computers cables, communication cables, telephone system.
Article 11: Utilities
11.1
The Lessee shall, at Lessee's expense, pay the costs of utilities supplied to the Premises, including but not limited to the charges for electricity, gas, water, sewer, telephones, data lines, cable television or other utilities.
Article 12: Entry and Inspection
12.1
Lessee will permit Lessor and its agents at all reasonable times during normal business hours and at any time in case of emergency, in such manner as to cause as little disturbance to Lessee as reasonable practicable:
	a.	To enter into and on the Premises for the purpose of inspecting the same, or for the purpose of protecting the interest therein of Lessor, and

b.
To take all required materials and equipment into the Premises, and perform all required work for the purpose of making alterations, repairs or additions to the Premises as may be provided for by this lease or may be mutually agreed upon by the parties or as Lessor may be required to make by law or for maintaining any service provided by Lessor to Lessee thereunder, including window cleaning and janitorial service, without any rebate of rent to Lessee for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned.

Article 13: Quiet Enjoyment
13.1
Lessor covenants and agrees that Lessee, upon paying the rent, and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this lease without hindrance or molestation of anyone lawfully claiming by, through or under Lessor.
Article 14: Successors
14.1	This Lease shall extend, inure to and be binding upon the respective heirs, administrators, successors and assigns of the parties hereto.
Article 15: Assignment and Subletting
15.1
Lessor may sell, transfer or assign its interest in the Premises and this Lease to any person, party or entity without the prior consent of Lessee. Such sale, transfer or assignment by Lessor shall not work in any way to disturb Lessee's peaceable and quiet enjoyment on the Premises.
15.2
Lessee may assign this Lease or sublet all or any part of the Premises to a "related entity" as hereinafter defined, in which case Lessee will notify Lessor in writing of such assignment or sublease within 30 days after such assignment or sublease is completed. For purposes of this Section, a "related entity" is (i) any entity or person controlling, controlled by or under common control with Lessee, (ii) any entity or person acquiring substantially all of the assets of Lessee, (iii) any entity in which Lessee or any entity affiliated with Lessee holds at least a 50% ownership interest, (iv) any entity which has entered into a management contract with Lessee, or (v) any entity in which Lessee, or any entity having at least a 50% ownership Interest in Lessee, has a least at 50% ownership interest. Lessee may not assign this Lease or sublet all or any part of the premises to any other party without the written consent of Lessor, which will not be unreasonably withheld and will be deemed to have been given if not given or withheld within 10 days after Lessee's written request for such consent. Such assignment or sublease will not relieve Lessee of Liability under this Lease.
Article 16: Events of Default Remedies
16.1	Any of the following occurrences, conditions or acts shall constitute an Event of Default under this Lease:
	a.	If Lessee shall default in making payment when due of any Rent and if such default shall continue for ten (10) days after written notice thereof from Lessor to Lessee; and

b.
If Lessor or Lessee shall default in the observance or performance of any other provisions of this lease and if such default shall continue for thirty (30) days after written notice thereof from the non-defaulting party to the defaulting party; unless such default cannot, with due diligence, by wholly cured within 30 days, in which case the defaulting party shall have such longer period as shall be necessary to cure the default, so long as the defaulting party proceeds promptly to cure the same within such 30-day period, prosecutes the cure to completion with due diligence, and advise the non-defaulting party from time to time, upon the non-defaulting party's request, of actions which the defaulting party is taking and the progress being made.
16.2	Upon the occurrence of any Event of Default on the part of Lessee, Lessor shall have the following rights and remedies:
a.
Lessor shall have the right to reenter the premises, either with or without process of law, and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the expense of and for the account of Lessee. In the event of reentry by Lessor, all rent shall become due and payable and be paid up to the time of reentry together with all expenses incurred by Lessor in obtaining possession of the Premises. Lessee shall remain liable, for all of its obligations under this Lease despite Lessor's reentry. Reentry of the Premises by Lessor shall not be construed as an election on Lessor's part to terminate the Lease unless a written notice of Lessor's intention to terminate the Lease has been given to Lessee.
b.
If Lessor reenters the Premises as provided in Section 16.2a above, and if Lessor does not elect to terminate the Lease, then Lessor may; from time to time; without terminating the Lease relet the Premises or any part thereof for such term or terms and as such rental or rental upon such other terms and conditions as Lessor in its sole discretion may deem advisable, with the right to make reasonable alterations and repairs to the premises; provided that if Lessor elects not to terminate this Lease, Lessor shall in good faith attempt to mitigate all damages. Rents received by Lessor from such reletting shall be applied, first, to the payment of any cost and expenses of such reletting including advertising expenses, brokerage and reasonable attorneys' fees; second to the payment of the cost of any alterations and repairs to the premises; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by Lessor and applied to payment of future rent as the same may become due and payable. If the rents received from such reletting during any month are less than the rent to be paid during that month by Lessee, Lessee shall pay any such deficiency to Lessor. Such deficiency shall be calculated and paid monthly. Any suit brought to collect the amount of the deficiency for any month shall not prejudice the right of Lessor to collect the deficiency for any subsequent month.
c.
Upon the occurrence of any Event of Default Lessor shall, at any time, whether before or after reentry, and notwithstanding any prior reletting without termination pursuant to Section 16.2b above, have the right to terminate this Lease by giving written notice of termination to Lessee. In the event that Lessor exercises such right of termination, Lessor shall recover from Lessee:

(1) The difference between the rent reserved under the Lease for the unexpired portion of the term and the then fair and reasonable rental value of the Premises for the same period discounted to the date of termination at the rate of 10% per annum. Lessor agrees to use its best efforts promptly to relet the premises if it elects to terminate this Lease as provided in this section 16.2c; and

(2) Any other amount necessary to compensate Lessor for all damages proximately caused by Lessee's Default including, but not limited to, the cost of preparing the Premises for reletting, advertising expenses, brokerage fees and reasonable attorney's fees incurred in reentering or reletting.
	d.	All rights and remedies of Lessor enumerated in this Section shall be cumulative, and shall exclude any other right or remedy allowed by law.
Article 17: Eminent Domain
17.1
If there is a taking of any of the Premises or of a portion of the Building or parking areas that materially affects Lessee's use of the Premises, Lessee may terminate this Lease by giving written notice to Lessor within 30 days after a final determination under applicable laws that the taking will occur, effective as of (a) the date the public authority takes possession or (b) the date 90 days after the date of the giving of notice of termination by Lessor or Lessee, whichever is later. If this Lease is so terminated, any rents and other payments will be prorated as of the effective date of termination and will be proportionately refunded to Lessee, or paid to Lessor, as the case may be. All damages, awards and payments for the taking will belong to Lessor irrespective of the basis upon which they were made or awarded, except that Lessee will be entitled to any amounts specifically awarded for Lessee's leasehold interest, trade fixtures or equipment or recovery for the cost of improvements made solely by Lessee exclusive of any contribution or loan by Lessor or as a relocation payment or allowance. If this Lease is not terminated as a result of the Taking, Lessor will restore the Premises to a condition as near as reasonably possible to the condition prior to the taking (including restoration of Lessee Improvements, but excluding restoration of Lessee's trade fixtures, furniture, equipment, or personal property) and monthly rent will be abated (1) as to the portion of the Premises included in the taking, for the remainder of the Term, and (2) as to any other portion of the Premises rendered untenantable by the taking, for the period of untenantablility in proportion to the amount of space which is untenantable.
17.2
No temporary taking of the Premises and/or of Lessee's rights therein or under this Lease shall terminate this Lease or give Lessee any right to any abatement of rent hereunder; any award made to Lessee by reason of any such temporary taking shall belong entirely to Lessee and Lessor shall not be entitled to share therein. Temporary taking shall include but not extend beyond a continuos period of thirty (30) days.
Article 18: Surrender of Premises
18.1
The voluntary or other surrender of this Lease by Lessee to Lessor, or a mutual termination thereof, shall not work a merger, and shall at the option of Lessor, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

18.2
Upon the expiration or any earlier termination of this Lease, Lessee shall quit and surrender possession of the Premises to lessor in as good order and condition as the same are now or hereafter maybe improved by Lessor or Lessee, reasonable wear and tear, casualty and repairs which are Lessor's obligations excepted. Upon such surrender, Lessee will not be obligated to remove any tenant improvements as to which Lessor's consent was not expressly conditioned upon such removal. The parties hereto acknowledge that as of the date hereof, Lessee is not required to remove any such tenant improvements. Without limiting the foregoing, Lessee shall be entitled to abandon in place, or remove, at Lessee's option; Lessee's fixtures, trade fixtures and equipment. Lessee will give Lessor all keys for the Premises and will in for Lessor of combinations on any locks and safes on the Premises Any property left in the Premises after expiration or termination of this Lease in accordance with applicable laws will be deemed abandoned by Lessee and will be the property of Lessor to dispose of as Lessor chooses.
Article 19: Damage or Destruction
19.1
If the Premises, Building or any parking areas are or is damaged by earthquake, fire, explosion, tornado, or other cause of damage to or destruction ("Casualty"), Lessor will, within 30 days after the date of the Casualty, notify Lessee of Lessor's reasonable determination as to whether or not the damage (including damage to Lessee Improvements, but excluding damage to Lessee's trade fixtures, equipment, furniture and personal property) can be repaired within 6 months from the date of the Casualty. If Lessor's notice states that such repair cannot be accomplished within such time period or a material Casualty that will require more than one month to repair occurs within the last 12 months of the Term in effect on the date of the Casualty, then either Lessor or Lessee may terminate this Lease by giving written notice to the other party within 30 days after such Lessor's notice is given.
Article 20: Damage or Destruction
20.1
If this lease is not so terminated, Lessor shall, at its expense, commence all necessary repairs (which will include repair of Lessee Improvements, but will not include repair of Lessee's trade fixtures, equipment, furniture and personal property) and shall diligently proceed to complete the same. If Lessor shall fail to commence all necessary repairs or shall not use its best efforts to diligently complete such repairs, then Lessee may give Lessor notice to do so. If Lessor shall not, within 30 days after Lessee's notice, commence repair or proceed to use best efforts to diligently complete such repairs, then in either case within 30 days after Lessee's notice, Lessee may terminate this Lease by written notice to Lessor within 15 days after expiration of such 30 day period. Such right to terminate may be exercised only by Lessee giving written notice of termination to Lessor prior to substantial completion of the repairs by Lessor. If this Lease is terminated under this Section, monthly rent will be prorated (a) as of the date of the relevant termination as to the portion of the Premises that is not untenantable and (b) as of the date of the Casualty as to the untenatable portion of the Premises, all in proportion to the Rentable Areas attributable to such portions. During any period in which any portion of the Premises is rendered untenantable by the Casualty, the monthly rent will be abated for the period of untenantablility(plus a period of 30 days or the number of days required for Lessee to equip, furnish and move into such portion of the Premises, whichever is less) in proportion to the amount of space which is untenantable.

20.2
No damages, compensation or claim shall be payable by Lessor for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or other portion of the Building. Lessor shall use its best efforts to effect such repair or restoration promptly and in such manner as not unreasonably to interfere with Lessee's use and occupancy. Lessor shall not be required to carry insurance of any kind on Lessee's property and, except by reason of the breach by Lessor of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same.
Article 21: Cost of Suit
21.1
If Lessee or Lessor shall bring any legal action for any relief against the other, declaratory or otherwise, arising out of or under this Lease or take any steps to enforce this Lease, including any suit by Lessor for the recovery of rent or possession of the Premises, the prevailing party, whether or not suit is instituted, shall be entitled to recover from the other party reasonable attorneys' fees and costs on any appeal.
Article 22: Waiver
22.1
The Waiver by Lessor or Lessee of any breach of any term, covenant or conditions herein contained shall not be deemed to be a waiver of such term, covenant or condition as to any subsequent breach of the same of any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of the Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessee's knowledge of such preceding breach at the time of acceptance of such rent.
Article 23: Holding Over
23.1
If Lessee holds over after the term hereof, with the express consent of Lessor, such tenancy shall be from month to month only, and not a renewal hereof or any further term, and in such case rent shall be payable in the amount and at the time specified in hereof, and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this paragraph shall be construed as consent by Lessor to any holding over by Lessee, and Lessor expressly reserves the right to require Lessee to surrender possession of the Premises to Lessor as provided herein forthwith upon the expiration of the term of this Lease or other termination of this Lease.
23.2
If Lessee hold over after said term without the express consent of Lessor an shall fail to vacate the Premises after the expiration or sooner termination of the Lease for any cause or after Lessee's right to occupy same ceases, thereafter, and notwithstanding anything to the contrary contained elsewhere in this Lease, Lessee shall be liable to Lessor for rent at 120% of the monthly rent as provided in this Lease based upon the rental in effect for the last month of the term hereunder. If the Premises are not surrendered at the end of the term, Lessee shall be responsible to Lessor for all damage which Lessor shall incur by reason thereof, and Lessee hereby indemnified Lessor against all damages incurred by Lessor resulting from delay by Lessor in delivering possession of the Premises to such succeeding tenant.

Article 24: Nondiscrimination
24.1
Lessee herein covenants by and for itself, its successors and assigns, and all persons claiming under or through him, and this Lease is made and accepted subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, age, handicap, national origin or ancestry, in the leasing, transferring, use, occupancy, tenure or enjoyment of the Premises herein leased nor shall Lessee himself, or any person claiming under or through him, establish or permit any such practice or practices or discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the Premises.
Article 25: Signs
25.1
Any provision in this Lease to the contrary notwithstanding, and provided such work is performed at Lessee's sole expense and in compliance with all applicable codes, Lessee shall have the right, with Lessor's consent which shall not be reasonably withheld, to maintain in place, repair and replace Lessee's signage on or about the Building, the land or the Premises, including, but not limited to, the right to change sign designs, logos, names and the like and/or replace any signage with comparable signage. So long as Lessee is in occupancy of the Premises and not in default within the Building, Lessee shall have, throughout the initial Term and any extension thereof, the exclusive right to place and maintain signage on the Land and Building exterior.
Article 26: Notice
26.1	Where notice is required to be sent in accordance with this lease such notice to be effective must be given in writing, and sent by registered mail, return receipt requested to:

Lessor:	Wyoming Financial Properties, Inc. 400 East 1st Street Casper, WY 82601 Attn: Robert W. Moberly
Lessee:	Sento Corporation 808 East Utah Valley Drive American Fork, UT 84003 Attn: Stanley J. Cutler
Article 27: Agreement
27.1
This Lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.
Article 28: Consent or Approval
28.1	Whatever in this Lease Lessor's or Lessee's consent or approval is required by the other party, each party agrees not to unreasonably withhold or delay that consent or approval.

Article 29: Severability
29.1
Any provision of the Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the reaming provisions hereof shall nevertheless remain in full force and effect.
Article 30: Memorandum of Lease
30.1
Either party will, upon the written request of the other party, execute a short form lease ("Memorandum of Lease") regarding this Lease, in a form suitable for recording. Such Memorandum of Lease will be dated as of the date of this Lease and will disclose the parties, the Term of this Lease, descriptions of the Premises, Lessee's extension rights and such other terms and conditions as the parties agree upon. The party requesting the execution of such Memorandum of Lease will pay all costs for recording the same. Upon the execution of a pertinent amendment to this Lease and the written request of either party, the parties will execute a corresponding amendment to the Memorandum of Lease, with the party requesting the execution of such amendment paying all costs for recording the same. Either party will, following any termination of this Lease and upon the written request of the other party, execute a document setting forth the date of such termination, in a form suitable for recording. The party requesting the execution of such document will bear all recording costs thereof.

Execution:

The parities hereto have executed this Lease as of the date first stated at the beginning of this Lease.

Lessor:	Lessee:
Wyoming Financial Properties	Sento Corporation
By: Robert W Moberly	By: Stanley J. Cutler
Its: President	Its: Corporate Controller & Secretary